EXHIBIT 2.2

                       PRIVATE LABEL LICENSE AGREEMENT

	THIS AGREEMENT ("Agreement"), effective June 15, 2001 ("Effective Date"), is between ClickAction Inc., a Delaware corporation doing business at 2197 E. Bayshore Road, Palo Alto, CA 94303 ("ClickAction"), and Elibrium, Inc., a California corporation doing business at 2262 16th Avenue, San Francisco CA 94116("ELIBRIUM").

	WHEREAS, ClickAction operates an email marketing service described in Exhibit A (the "ClickAction Service"), and the parties desire that ELIBRIUM offer to its customers a private label version of the ClickAction Service, according to the terms herein; and

	WHEREAS, ELIBRIUM wishes to license the ClickAction Service for use in Elibrium's business, and to resell the ClickAction Service; and

	WHEREAS, ELIBRIUM wishes to license the Elibrium division opt-in email database; and

	NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.	PRIVATE LABEL SERVICE

1.1 Branding. ClickAction shall provide to ELIBRIUM a version of the ClickAction EMA Service ("ClickAction Service"), which is branded with ELIBRIUM's logos and trademarks (the "Private Label Service"), according to the specifications summarized on Exhibit A and pursuant to the terms of this Agreement. The parties agree that each page of the Private Label Service user interface will bear the following branding to identify ClickAction as the technology provider of the Private Label Service:
"Powered by ClickAction EMA." Such branding shall be located at the bottom left corner of the user interface.

1.2 Functionality. Except as otherwise set forth in the specifications for the Private Label Service set forth in Exhibit A, the functionality of the Private Label Service shall be substantially similar to the ClickAction Service being offered contemporaneously by ClickAction.

1.3 Hosting, and Operations. Elibrium will utilize ClickAction's recommended hosting vendor as outsourced service for email marketing. ELIBRIUM will be responsible for all aspects of the operation of the Private Label Service, except as otherwise specified in this Agreement. In the event that ELIBRIUM wishes ClickAction provide any hosting service for ELIBRIUM, that parties shall enter into a separate agreement.

1.4 Training. ClickAction will train the ELIBRIUM staff and provide appropriate application documentation to participate in the operation and administration of the system. This training shall be completed by June 30, 2001.

2.	EXTENT OF LICENSE

2.1 Non-Exclusivity. ClickAction may provide private label, co-branded, or other versions of the ClickAction Service to third parties without restriction.

2.2 Non-Compete. Notwithstanding the fact that this license is non-exclusive, in no event shall ELIBRIUM assign, sublicense, transfer, resell, pledge, lease, rent, or share the ClickAction Service or Private Label Service to any Direct Competitor of ClickAction, including, but not limited to, those described in the attached Exhibit B, for the duration of this license. In the event of a merger, acquisition, or change of control involving ELIBRIUM and a direct competitor of ClickAction, the license to resell the ClickAction Service or Private Label Service shall be revoked in the reasonable discretion of ClickAction. "Direct Competitor" shall be defined as a company that was engaged in the active sale of

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email relationship management services competitive to ClickAction's prior to the completion of merger or acquisition with ELIBRIUM, including, but not limited to, those companies described in the attached Exhibit B.

2.3 Territory. The license granted in this Agreement shall be for North America only (the "Territory"). The Territory may be expanded by an amendment hereto, executed by both parties.

2.4 Resale Limitations. The rights of ELIBRIUM to use and resell the Private Label Service shall be unlimited within the Territory. Notwithstanding the foregoing, any and all resales shall be restricted to Companies in the Small Business Sector, defined as those companies who, together with their parent corporations and all subsidiaries, have aggregate annual gross revenues of less than thirty million dollars ($30,000,000.00).

2.5 Email Database Limitations. ELIBRIUM is also purchasing a two (2) year exclusive license allowing the unlimited use of the Elibrium division opt-in email database, with all registered user demographics. ELIBRIUM hereby agrees that it shall uphold current privacy standards as defined by the industry. In the event that industry standards change, ELIBRIUM agrees to conform to those new standards.

3.	FEES

3.1 Private Label Service Set-Up Fee. ELIBRIUM will pay to ClickAction a license fee for the initial development and installation and applicable documentation of the Private Label Service. This non-refundable license fee (the "License Fee") shall be one million dollars ($1,000,000), to be paid on the Closing Date (as defined in the Asset Purchase Agreement referenced in Section 3.3 below).

3.2 Email Database Fee. ELIBRIUM will also pay to ClickAction a license fee for the two (2) year exclusive, unlimited use of the Elibrium division opt-in email database, with all registered user demographics. This non-refundable license fee (the "Database Fee") shall be five hundred thousand dollars ($500,000), to be paid on the Closing Date (as defined in the Asset Purchase Agreement referenced in Section 3.3 below).

3.3 Payments Under Separate Asset Purchase Agreement. Should ELIBRIUM not pay in a timely manner any of the payments due under Section 3.1 of the separate ASSET PURCHASE AGREEMENT executed by ClickAction and ELIBRIM on or about
June 7, 2001, it is agreed that ELIBRIUM'S license to utilize the EMA system shall be suspended until such time as those payments have been made current.

4.

4.1 This section intentionally omitted.

5.	TERM AND TERMINATION

5.1 Term. This Agreement shall begin on the Effective Date and continue for a period of twenty-four (24) months ("Initial Term"), and thereafter, this Agreement shall automatically renew for subsequent terms of one (1) year ("Renewal Terms"), upon terms mutually agreeable to both parties, negotiating in good faith, unless terminated sooner as provided herein.


5.2 Termination for Breach. Either party may terminate this Agreement upon written notice of termination if the other party is in material breach of this Agreement and fails to cure such breach within thirty (30) days following written notice of breach.

5.3 Termination for Bankruptcy. Either party may terminate this Agreement immediately if the other party ceases conducting business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of the other party's debt is instituted.

5.4 Upon-termination. Upon termination of this Agreement, (i) all rights and licenses granted to either party hereunder shall automatically terminate and the parties shall

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cease to use all intellectual property of other party (ii) each party 	shall
immediately ship to the other party all proprietary items of the 	other party,
and (iii) each party shall pay all remaining fees owing to 	other party within
thirty (30) days of receipt of the final invoice.

5.5 Survival. Sections 5.5, 6, 7, 8, 9, and 10 herein shall survive any termination of this Agreement.

6.	PROPRIETARY INFORMATION

6.1 Private Label Service. Except as expressly set forth herein, no right, title, or interest in the ClickAction Service or Private Label Service is granted or transferred by ClickAction to ELIBRIUM. Without limiting the foregoing, exclusive ownership in and to the ClickAction Service and the Private Label Service shall remain with ClickAction or its licensors during and after termination of this Agreement. ClickAction grants ELIBRIUM a non-exclusive license for the term of this Agreement to use, display, perform, and promote the Private Label Service for the sole limited purpose of performing ELIBRIUM's rights and obligations under and in a manner consistent with this Agreement.

6.2 Trademarks. ClickAction retains all rights, title, and interest in and to all intellectual property rights embodied in or associated with its trademarks;
 and ELIBRIUM retains all rights, title, and interest in and to all intellectual property rights embodied in or associated with its trademarks.
All goodwill arising out of the use of the parties' trademarks shall inure solely to party who owns such trademark.

6.3 Confidentiality. "Confidential Information" means any information regarding the specific terms of this Agreement, the technical designs, costs, vendors, operations and trade secrets of the parties hereto, any nonpublic information relating to the product plans, prices, finances, market plans, business opportunities, personnel, research, development or know-how of the parties hereto, and any other nonpublic technical or business information of either party. Confidential Information shall not include information that (i) is or becomes generally known through no fault of the receiving party; (ii) is known by the receiving party at the time of disclosure by the other party hereto; (iii) is independently developed by the receiving party; or (iv) is lawfully obtained by the receiving party from a third party who has the right to make such disclosure. The receiving party agrees that during the term of this Agreement and for a period of three (3) years following its termination, the receiving party and its employees and agents shall hold all Confidential Information in strict trust and confidence and shall not disclose or use the same, except to the extent necessary for the performance of this Agreement. Further, the receiving party shall disclose the Confidential Information of the other party to its employees under a non-disclosure agreement on a need to know basis only.

7.	DISCLAIMER OF WARRANTIES

7.1 CLICKACTION PROVIDES ALL MATERIALS AND SERVICES TO THE OTHER PARTY "AS IS." CLICKACTION DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CLICKACTION WILL MAKE NO REPRESENTATION OR WARRANTY TO ANYONE WITH RESPECT TO THE SPECIFICATIONS, FEATURES, OR CAPABILITIES OF CLICKACTION 'S PRODUCTS OR SERVICES THAT ARE INCONSISTENT WITH THE LITERATURE DISTRIBUTED BY THE OTHER PARTY, INCLUDING ALL DISCLAIMERS CONTAINED IN SUCH LITERATURE.

8.	INDEMNIFICATION

8.1 By ClickAction. ClickAction will indemnify, defend, and hold harmless ELIBRIUM and its respective affiliates, directors, officers, employees, and representatives from any and all liabilities, losses, expenses (including reasonable attorney's fees), costs, and damages of any kind arising out of or relating to any third party claim that the Private Label Service (or any content thereon, excluding ELIBRIUM's trademarks and other material provided by ELIBRIUM) infringes or misappropriates the copyright, trademark, patent, trade secret, or other intellectual property right of such third party.

8.2 By ELIBRIUM. ELIBRIUM will indemnify, defend, and hold harmless ClickAction and its respective affiliates, directors, officers, employees, and representatives from any and all liabilities, losses, expenses (including reasonable attorney's fees), costs, and damages of any kind arising out of or relating to the violation or breach, or the alleged violation or breach, by ELIBRIUM of any applicable laws, regulations, or rights of third parties, including, but not limited to, those involving privacy with respect to the Elibrium division opt-in email database..

8.3 Procedures. The foregoing obligations are conditioned on each party (the "Indemnified Party") giving the other party (the "Indemnifying Party") notice of the relevant claim, cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and giving the Indemnifying Party the right to control the defense and

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settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

9.	LIMITATION OF LIABILITY

9.1 NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, ECONOMIC, OR EXEMPLARY DAMAGES, WHETHER BASED ON
BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE, OR ANY LOSS OF REVENUE, DATA, GOODWILL, OR PROFITS), OR OTHERWISE, AND WHETHER OR NOT A PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	GENERAL

10.1 Governing Law. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of California without giving effect to the principles of conflict of laws there. of. The parties hereby irrevocably agree that any action at law or in equity arising out of or relating to these terms shall be filed only in the state or federal courts located in Santa Clara County and the parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

10.2 Attorneys' Fees. If any action or proceeding shall be commenced to enforce or interpret this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party all reasonable attorneys' fees, costs, and expenses incurred by such prevailing party in connection with such action or proceeding.

10.3 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, and the invalid, void, or unenforceable provision shall be deemed replaced by a provision that most nearly reflects the intent of the parties in entering into this Agreement.

10.4 Waiver. None of the provisions of this Agreement shall be deemed to have been waived or abandoned by any statement, acts, omissions, acquiescence, or agreement by either party, its agents or employees, unless such waiver or abandonment is reflected in a written instrument signed by both parties.

10.5 Relationship of the Parties. The relationship between the parties will be that of independent contractors. Nothing contained herein will be construed to imply a partnership, joint venture, principal-agent relationship, or other joint relationship, and neither party will have the right, power, or authority to bind or create any obligation, express or implied, on behalf of the other party.

10.6 Assignment. Neither party will assign, delegate, or otherwise transfer this Agreement or any right hereunder, either in whole or part, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), except in connection with a merger, sale of all or substantially all of a party's assets, or other transaction involving a change in ownership of more than fifty per cent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such party (collectively, a "Change in Control"); provided, that any such successor agrees in writing to be bound by the terms of this Agreement. Any attempted or purported assignment or other transfer not complying with the foregoing shall be null and void. Notwithstanding the foregoing, ClickAction may terminate this Agreement immediately in the event of a Change in Control of Elibrium involving a competitor of ClickAction as described in Section 2.2 above. Subject to the foregoing, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties.

10.7 Force Majeure. Neither party shall not be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, third-party sabotage, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions or strikes.

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10.8 Compliance with Laws and Regulations.  Each party shall comply with all applicable federal, state, and local laws, regulations and codes in the performance of this Agreement.

10.9 Notice. All notices or other communications hereunder shall be deemed duly given when made in writing and either (i) delivered in person, (ii) delivered to an agent, such as an overnight or similar delivery service, (iii) deposited in the United States Mail as postage prepaid, certified mail or (iv) facsimile transmission with a confirmation copy sent simultaneously by postage prepaid, certified mail; the above shall be sent to the party at its respective address as set forth on the first page of this Agreement, subject to the right of either party to change its address by delivering written notice to the other.

10.10 Counterparts. This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement.

10.11 Interpretation. Each party and its counsel have participated fully in the review and revision of this Agreement. In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against a party hereto on the grounds that such party drafted or caused to be drafted this Agreement or any part thereof.

10.12 Due Authority. Each of the parties represents and warrants to the other that the execution and delivery of this Agreement and the performance of the obligations under this Agreement have been duly authorized by all requisite action of the governing body of the party and that the person executing this Agreement is fully authorized to bind that party.

10.13 Subject Headings. The Subject Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

10.14 Entire Agreement. This Agreement, the Exhibits attached hereto, constitutes the entire agreement of the parties with respect to this License Agreement.. Any inconsistent prior statements, understandings, agreements, or promises, oral or written, concerning the subject matter of this Agreement shall have no force or effect. This Agreement can only be amended by a written instrument signed by both parties. Each party acknowledges that in entering into this Agreement it does not do so on the basis of and does not rely on any representation, warranty, or other provision except as expressly provided in this Agreement and all conditions, warranties, and other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

	IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ClickAction Inc.	                        Elibrium, Inc.


By: /s/Gregory Slayton				By: /s/ Christina Willet
    Signature					    Signature

Gregory Slayton   President & CEO         Christina Willet           President
Name (Type or Print)	Title			Name (Type or Print)		Title

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EXHIBIT A


1.  Description of ClickAction EMA Service:

ClickAction EMA offers request-based e-mail campaign services with the goal of building on-going profitable relationships with web visitors and customers. The service includes message and offer testing, demographic targeting, rich media e-mail messages and campaign follow-ups but does not include any functionality provided directly or indirectly by ELIBRIUM. In addition, inbound message handling and real-time response tracking are integrated into the service.


2.  Description for Private Label Service:

The ELIBRIUM Private Label Service will be the functional equivalent of the ClickAction EMA 6.X Service described above except that it will be branded with the ELIBRIUM Branding or any other branding of ELIBRIUM's election; and ClickAction shall provide such Service in accordance with the terms and conditions of this Agreement.

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EXHIBIT B

Direct Competitors to Licensor

1. @once

2. Annuncio

3. ATG

4. BEA Systems

5. Bigfoot

6. Blue Martini

7. Broadbase

8. Broadvision

9. CheetahMail

10. CMGI

11. Digital Impact

12. DoubleClick

13. Dun & Bradstreet

14. E.piphany

15. E2 Communications

16. EasyMail

17. Egain

18. Equifax

19. Exactis - 24/7

20. FloNetwork / DoubleClick

21. IBM

22. InfoUSA

23. Kana/Broadbase

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24. Lyris

25. MarketFirst

26. MessageMedia

27. NetCreations

28. Polk

29. Post / Netcentives

30. RadicalMail

31. Responsys

32. ROI Direct

33. SAP

34. Siebel

35. Socketware

36. Sun Microsystems

37. Vignette

38. Xchange

39. YesMail




1
		ClickAction Inc._________
		Elibrium, Inc._________